Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-211133 and No. 333-180507) of Express Scripts Holding Company of our report dated February 14, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in guarantor subsidiaries described in Note 12 as to which the date is November 14, 2017, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated November 14, 2017.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
 November 14, 2017